The Board of Directors

Inland Real Estate Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51318) and

 (No.333-51318) on Form S-3 and Form S-8, respectively, of Inland Real Estate Corporation of our report dated March 11, 2004, with respect to the consolidated balance sheets of Inland Real

 Estate Corporation as of December 31, 2003, and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Inland Real Estate Corporation.

Our report refers to a change in the method of accounting for intangible assets in 2002.

                                                                                                                        KPMG LLP

Chicago, Illinois

March 11, 2004